Exhibit 3.2.11

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/08/2002
020158701 – 3500322

CERTIFICATE OF INCORPORATION

OF

LOEKS ACQUISITION CORP.

1. The name of the corporation is Locks Acquisition Corp. (the “Corporation”).

2. The address of the Corporation’s registered office in Delaware is 1209 Orange Street, Wilmington, Delaware (New Castle County). The Corporation Trust Company is the Corporation’s registered agent at that address.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4. The Corporation shall have authority to issue a total of 100 shares of common stock, $.01 par value per share.

5. The name of the sole incorporator is Lauren Ianacone and her mailing address is c/o Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022.

6. The Corporation’s board of directors shall have the power to make, alter or repeal the by-laws of the Corporation.

7. The election of the Corporation’s board of directors need not be by written ballot.

8. The Corporation shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as amended from time to time each person that such Section grants the Corporation the power to indemnify.

9. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

10. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

Dated: March 8, 2002

/s/ LAUREN IANACONE
Lauren Ianacone
Sole lncorporator

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 08/06/2002
020500291 – 3500322

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LOEKS ACQUISITION CORP.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

LOEKS ACQUISITION CORP., a Delaware corporation (the “Corporation”), in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST:	The name of the Corporation is: Loeks Acquisition Corp.

SECOND:	The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 8, 2002.

THIRD:	The amendment to the Corporation’s Certificate of Incorporation set forth herein was duly adopted by the Corporation’s Board of Directors and its shareholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:	The Corporation hereby amends its Certificate of Incorporation by deleting Article 4 thereof in its entirety and inserting in its place the following:

“4. The Corporation shall have the authority to issue a total of 1000 shares of common stock, $.01 par value per share.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as the act and deed of the corporation, and affirms that the statements made herein are true under the penalties of perjury, this 31 day of July, 2002.

LOEKS ACQUISITION CORP.

By:	/s/ ANTHONY MUNK
Name:	Anthony Munk
Title:	Vice President and Secretary